CONSENT OF INDEPENDENT ACCOUNTS



     We consent to the incorporation by reference in the Registration Statement pertaining to the Alexander Energy Corporation Post-Merger Stock Option Plan/Alexander Energy Corporation 1993 Restricted Stock Award Plan Form
     S-8 (File No. 33-   ) of our report dated February 22, 1994, on our audits
     of the consolidated financial statements of American Natural Energy Corporation and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992, which report is included in the Annual Report on Form 10-K, of Alexander Energy Corporation , for the year ended December 31, 1994.




                                   COOPERS & LYBRAND, L.L.P.




     Tulsa, Oklahoma
     May 17, 1995